                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


               Date of Report (Date of earliest event reported)

                        August 20, 1997 (August 1, 1997)


                               C-TEC CORPORATION

            (Exact name of registrant as specified in its charter)

   Pennsylvania                     0-11053                    23-2093008
(State or other jurisdiction     (Commission               (IRS Employer
   of incorporation)               File Number)            Identification No.)



               105 Carnegie Center, Princeton, NJ  08540
            (Address of principal executive offices) (Zip Code)


            Registrant's telephone number, including area code:
                                (609) 734-3700



        (Former name or former address, if changed since last report).

Item 5.  Other Events

         On August 1, 1997, Potomac Capital Investment Corporation (PCI), an unregulated subsidiary of Potomac Electric Power Company (PEPCO) and RCN Corporation (RCN), a subsidiary of C-TEC Corporation, entered into a letter of intent to form a joint venture to provide Washington, D.C. area residents and businesses local and long-distance telephone, cable television and Internet services as a package from a single source.

         The joint venture will be equally owned by PCI and RCN, and each will invest up to $150 million over the next three years to provide the "bundled" services over an advanced fiber optic network. Initial network construction will begin in the District of Columbia and portions of Maryland and Northern Virginia. Within three years, the new company plans to offer to more than 40 major communities the bundled services that include the first full-service alternative to current cable television providers. In advance of the buildout of the fiber optic network, a competitive package of local and long-distance telephone and Internet services will be offered throughout the Washington area. The joint venture, which will be headquartered in the District of Columbia and will have more than 200 employees, could ultimately expand to more than 200 communities.

         PCI is a wholly-owned subsidiary of PEPCO. PEPCO provides electric service to 682,000 businesses and households in the Washington, D.C. and the Maryland suburbs. PCI conducts PEPCO's ongoing nonutility businesses and has been operated separately from the regulated utility since its inception in 1983.

         Consummation of the joint venture is subject to certain conditions, and there can be no assurances that any transaction will take place.

Item 7.  Exhibits

         (c)  Exhibits

         99 Press release of C-TEC Corporation and Potomac Electric Power Company dated as of August 6, 1997 announcing the Agreement to form a joint venture to provide Washington, D.C. area residents and businesses local and long-distance telephone, cable television and Internet services as a package from a single source.
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                                   SIGNATURES


              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        C-TEC Corporation

                                          By:     \s\ Bruce C. Godfrey
                                             ----------------------------------
                                             Name:  Bruce C. Godfrey
                                             Title: Executive Vice President
                                                    and Chief Financial Officer



Date:     August 20, 1997
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